Exhibit 99.1

For Immediate Release

HOSPIRA EXPANDS BOARD OF DIRECTORS

LAKE FOREST, Ill., May 13, 2008 — Hospira, Inc. (NYSE: HSP), a global specialty pharmaceutical and medication delivery company, announced today that Barbara L. Bowles, CFA, has been elected to the company’s board of directors. Bowles brings strong investment management and finance expertise from leadership positions held at major multinational consumer goods companies and equity investment advisory firms. The addition of Bowles expands Hospira’s board to nine directors, of whom eight are independent.

“Barbara will be an extraordinary addition to the Hospira board,” said Christopher B. Begley, chairman and chief executive officer. “Her broad and deep financial knowledge and corporate policy experience will enhance our current board membership and will be extremely helpful in furthering Hospira’s longer-term growth goals.”

Hospira, Inc.

275 North Field Drive

Lake Forest, IL  60045

www.hospira.com

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Bowles, 60, recently retired as vice chair of Profit Investment Management, an investment management firm.  Previously, she served as chairman, chief executive officer and chief investment officer of The Kenwood Group, Inc. — an equity investment advisory corporation that she founded in 1989 — which was acquired by Profit in January 2006.  From 1984 to 1989 she served as corporate vice president of Kraft, Inc., and headed its investor relations department.  Earlier in her career, Bowles held equity analyst and trust investment management positions at First National Bank of Chicago (now Chase Bank).

Bowles serves as a director of Black & Decker Corporation, Wisconsin Energy Corporation, Children’s Memorial Hospital (Chicago), the Chicago Urban League and Hyde Park Bank.  She also is a trustee of Fisk University and the Museum of Science and Industry (Chicago), and serves on the University of Chicago Graduate School of Business Advisory Council.  In 2003, she was honored with the “Distinguished Alumni Award” from the African American MBA Association of the University of Chicago.

Bowles is currently pursuing her long-time goal of establishing and funding the Landers-Bowles Family Foundation, which will be primarily focused on charity related to education.

A native of Nashville, Tenn., Bowles holds a master’s of business administration degree in finance from the University of Chicago Graduate School of Business, and a bachelor’s degree in mathematics, with honors, from Fisk University.  She has been a Chartered Financial Analyst (CFA) since 1977.

About Hospira

Hospira, Inc. is a global specialty pharmaceutical and medication delivery company dedicated to Advancing Wellness™. As the world leader in specialty generic injectable pharmaceuticals, Hospira offers one of the broadest portfolios of generic acute-care and oncology injectables, as well as integrated infusion therapy and medication management solutions. Through its products, Hospira helps improve the safety, cost and productivity of patient care. The company is headquartered in Lake Forest, Ill., and has more than 14,000 employees. Learn more at www.hospira.com.

Media	Financial Community
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